Exhibit 99.1
Limoneira Company Announces First Quarter Fiscal Year 2024 Financial Results

Net Revenues Grew 5% to $39.7 Million in First Quarter of Fiscal Year 2024 Compared to Prior Year

Strategic Shift Toward Higher Margin “Asset-Lighter” Business Model Reflected in First Quarter of Fiscal Year 2024 Results; Agribusiness Operating Loss Improved 84% and Agribusiness Costs and Expenses Decreased 5% in First Quarter of Fiscal Year 2024 Compared to Prior Year

Brokered Lemons and Other Lemon Sales Increased to $2.9 Million and Company Achieved $2.0 Million in Farm Management Revenue in First Quarter of Fiscal Year 2024

Company Reiterates Lemon and Avocado Volume Guidance for Fiscal Year 2024

Company Continues Exploration of Strategic Alternatives Intended to Maximize Stockholder Value

SANTA PAULA, Calif.-- (BUSINESS WIRE) – March 7, 2024 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the first quarter ended January 31, 2024.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We are very encouraged to see the Company’s strategic shift towards an “asset-lighter” business model reflected in our results, with agribusiness expenses decreasing by 5%, agribusiness operating loss improving by 84% and our adjusted EBITDA improving by 39% in the first quarter of fiscal year 2024 compared to the prior year period. Going forward we expect continued improvement as the asset-lighter model starts to have a meaningful impact on our operating results. As part of the Company’s exploration of strategic alternatives to maximize value, we have decided it is in the best interest of our stockholders to temporarily pause the sale of the two remaining non-strategic assets, as well as move away from pursuing a packinghouse in Chile and instead add value by focusing on expanding our avocado production over the next three years.”

Mr. Edwards continued, “Results for the first quarter were impacted by increased rainfall in California that delayed the picking of lemons from the first quarter to the second quarter; however, we do not expect the rainfall to have any other impact on the overall harvest or the quality of the fruit. Additionally, avocado harvests will begin in the second quarter and run into the third quarter due to the seasonality of California avocados and lack of import pressure from Mexico and Peru in the U.S. market during that period.”

Fiscal Year 2024 First Quarter Results

For the first quarter of fiscal year 2024, total net revenue increased 5% to $39.7 million, compared to total net revenue of $37.9 million in the first quarter of the previous fiscal year. Agribusiness revenue was $38.3 million, compared to $36.5 million in the first quarter of last fiscal year. Other operations revenue was $1.4 million in both the first quarters of fiscal years 2024 and 2023.

Agribusiness revenue in the first quarter of fiscal year 2024 includes $23.9 million in fresh lemon sales, compared to $24.7 million of fresh lemon sales during the same period of fiscal year 2023. Approximately 1,137,000 cartons of U.S. packed fresh lemons were sold in aggregate during the first quarter of fiscal year 2024 at a $21.06 average price per carton, compared to approximately 1,308,000 cartons sold at a $18.88 average price per carton during the first quarter of fiscal year 2023. Brokered lemons and other lemon sales were $2.9 million and $1.4 million, in the first quarter of fiscal years 2024 and 2023, respectively.

The Company recognized no avocado revenue in the first quarters of fiscal years 2024 and 2023 due to the timing of harvest.

The Company recognized $1.1 million of orange revenue in the first quarter of fiscal year 2024, compared to $1.2 million in the same period of fiscal year 2023. Approximately 80,000 cartons of oranges were sold during the first quarter of fiscal year 2024 at a $14.26 average price per carton, compared to approximately 64,000 cartons sold at a $18.00 average price per carton during the first quarter of fiscal year 2023. Specialty citrus and other crops revenue was $1.1 million for the first quarter of fiscal year 2024, compared to $1.2 million in the same period of fiscal year 2023.

Farm management revenues were $2.0 million in the first quarter of fiscal year 2024, primarily due to the Northern Properties farming, management and operations services. There were no farm management revenues in the first quarter of fiscal year 2023.

Total costs and expenses in the first quarter of fiscal year 2024 were $47.5 million, compared to $12.0 million in the first quarter of last fiscal year. The increase of $35.5 million was primarily related to the gain on the sale of the Northern Properties in the first quarter of fiscal year 2023, partially offset by decreases in agribusiness costs and expenses and selling, general and administrative expenses.

Operating loss for the first quarter of fiscal year 2024 was $7.7 million, compared to operating income of $25.9 million in the first quarter of the previous fiscal year, which was primarily related to the gain on the sale of the Northern Properties in the first quarter of fiscal year 2023.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2024 was $3.7 million, compared to net income applicable to common stock of $15.5 million in the first quarter of fiscal year 2023. Net loss per diluted share for the first quarter of fiscal year 2024 was $0.21, compared to net income per diluted share of $0.84 for the same period of fiscal year 2023.

Adjusted net loss for diluted EPS in the first quarter of fiscal year 2024 was $3.2 million or $0.18 per diluted share, compared to the first quarter of fiscal year 2023 of $9.3 million or $0.53 per diluted share. A reconciliation of net (loss) income attributable to Limoneira Company to adjusted net loss for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was a loss of $4.8 million in the first quarter of fiscal year 2024, compared to a loss of $7.9 million in the same period of fiscal year 2023. A reconciliation of net (loss) income attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2024, net cash used in operating activities was $10.3 million, compared to $21.2 million in the same period of the prior fiscal year. For the first quarter of fiscal year 2024, net cash used in investing activities was $1.6 million, compared to net cash provided by investing activities of $99.1 million in the first quarter of the prior fiscal year. Net cash provided by financing activities was $8.8 million for the first quarter of fiscal year 2024, compared to net cash used in financing activities of $66.3 million in the same period of the prior fiscal year.

On January 31, 2023, the Company sold its Northern Properties, which resulted in total net proceeds of $98.4 million. The proceeds were used to pay down all of the Company’s domestic debt except the AgWest Farm Credit $40.0 million non-revolving line of credit with an interest rate that is fixed at 3.57% through July 1, 2025. Long-term debt as of January 31, 2024, was $51.4 million, compared to $40.6 million at the end of fiscal year 2023. Debt levels as of January 31, 2024, less $0.5 million of cash on hand, resulted in a net debt position of $51.6 million at quarter end.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. In October 2023, the joint venture closed on lot sales representing 121 residential units, thus completing the sell-out of Phase 1 of the development. A total of 707 residential units have closed from the project’s inception to October 31, 2023. The company is also currently in negotiations for the entire Phase 2 of the development and is working on expanding the total number of residential units for the project from 1,500 to 2,050 units.

Guidance

The Company expects fresh lemon volumes to be in the range of 5.0 million to 5.5 million cartons for fiscal year 2024. Avocado volumes are expected to be in the range of 7.0 million to 8.0 million pounds for fiscal year 2024.

The Company expects to receive total proceeds of $131 million from Harvest at Limoneira, LLCB II and East Area II spread out over nine fiscal years, with approximately $8 million received in fiscal year 2022.

Updated Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2022 Actual	2024	2025	2026	2027	2028	2029	2030
Projected Distributions	$8	$3	$8	$20	$30	$32	$15	$15

The Company has 700 acres of non-bearing lemons and avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to expand its plantings of avocados over the next three years and also expects to have an increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on March 7, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through March 21, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 13744733.

About Limoneira Company

Limoneira Company, a 130-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,000 acres of rich agricultural lands, real estate properties and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the review and evaluation of strategic transactions; the process by which the Company engages in its evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; the possibility that the evaluation of potential strategic transactions will not realize any additional value to our stockholders, and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	January 31, 2024	October 31, 2023
Assets
Current assets:
Cash	$527	$3,631
Accounts receivable, net	16,663	14,458
Cultural costs	2,584	2,334
Prepaid expenses and other current assets	5,492	5,588
Receivables/other from related parties	3,333	4,214
Total current assets	28,599	30,225
Property, plant and equipment, net	160,197	160,631
Real estate development	9,980	9,987
Equity in investments	79,057	78,816
Goodwill	1,508	1,512
Intangible assets, net	6,419	6,657
Other assets	13,816	13,382
Total assets	$299,576	$301,210

Liabilities, Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$8,765	$9,892
Growers and suppliers payable	8,297	9,629
Accrued liabilities	8,084	8,651
Payables to related parties	5,139	4,805
Current portion of long-term debt	668	381
Total current liabilities	30,953	33,358
Long-term liabilities:
Long-term debt, less current portion	51,413	40,628
Deferred income taxes	17,988	22,172
Other long-term liabilities	4,224	4,555
Total liabilities	104,578	100,713
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2024 and October 31, 2023) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2024 and October 31, 2023) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2024 and October 31, 2023)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,255,895 and 18,192,009 shares issued and 18,004,918 and 17,941,032 shares outstanding at January 31, 2024 and October 31, 2023, respectively)	180	179
Additional paid-in capital	168,620	168,441
Retained earnings	13,957	19,017
Accumulated other comprehensive loss	(6,133)	(5,666)
Treasury stock, at cost, 250,977 shares at January 31, 2024 and October 31, 2023	(3,493)	(3,493)
Noncontrolling interest	11,057	11,209
Total stockholders' equity	184,188	189,687
Total liabilities, convertible preferred stock and stockholders' equity	$299,576	$301,210

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended January 31,
	2024	2023
Net revenues:
Agribusiness	$38,339	$36,528
Other operations	1,392	1,373
Total net revenues	39,731	37,901
Costs and expenses:
Agribusiness	39,114	41,241
Other operations	1,182	1,238
Gain on disposal of assets, net	(165)	(39,742)
Selling, general and administrative	7,345	9,280
Total costs and expenses	47,476	12,017
Operating (loss) income	(7,745)	25,884
Other (expense) income:
Interest income	22	8
Interest expense, net of patronage dividends	(207)	(1,172)
Equity in earnings of investments, net	41	253
Other income (expense), net	22	(2,612)
Total other expense	(122)	(3,523)
(Loss) income before income tax benefit (provision)	(7,867)	22,361
Income tax benefit (provision)	4,190	(6,827)
Net (loss) income	(3,677)	15,534
Net loss attributable to noncontrolling interest	92	97
Net (loss) income attributable to Limoneira Company	(3,585)	15,631
Preferred dividends	(125)	(125)
Net (loss) income applicable to common stock	$(3,710)	$15,506

Basic net (loss) income per common share	$(0.21)	$0.87

Diluted net (loss) income per common share	$(0.21)	$0.84

Weighted-average common shares outstanding-basic	17,627	17,573
Weighted-average common shares outstanding-diluted	17,627	18,378

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, pension settlement cost, gain on disposal of assets, net, and cash bonus related to sale of assets are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended January 31,
	2024	2023
Net (loss) income attributable to Limoneira Company	$(3,585)	$15,631
Interest income	(22)	(8)
Interest expense, net of patronage dividends	207	1,172
Income tax (benefit) provision	(4,190)	6,827
Depreciation and amortization	2,058	2,447
EBITDA	(5,532)	26,069
Stock-based compensation	864	1,064
Pension settlement cost	—	2,741
Gain on disposal of assets, net	(165)	(39,742)
Cash bonus related to sale of assets	—	2,000
Adjusted EBITDA	$(4,833)	$(7,868)

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net loss for diluted EPS (in thousands, except per share data):

	Three Months Ended January 31,
	2024	2023
Net (loss) income attributable to Limoneira Company	$(3,585)	$15,631
Effect of preferred stock and unvested, restricted stock	(152)	(286)
Stock-based compensation	864	1,064
Pension settlement cost	—	2,741
Gain on disposal of assets, net	(165)	(39,742)
Cash bonus related to sale of assets	—	2,000
Tax effect of adjustments at federal and state rates	(192)	9,269
Adjusted net loss for diluted EPS	$(3,230)	$(9,323)

Diluted net (loss) income per common share	$(0.21)	$0.84
Adjusted diluted net loss per common share	$(0.18)	$(0.53)

Weighted-average common shares outstanding - diluted	17,627	18,378
Effect of preferred stock	—	(805)
Adjusted weighted-average common shares outstanding - diluted	17,627	17,573

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended January 31, 2024
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$27,384	$5,592	$—	$—	$5,363	$38,339
Intersegment revenue	—	6,716	(6,716)	—	—	—
Total net revenues	27,384	12,308	(6,716)	—	5,363	38,339
Costs and expenses	28,841	10,718	(6,716)	—	4,527	37,370
Depreciation and amortization	—	—	—	—	—	1,744
Operating income (loss)	$(1,457)	$1,590	$—	$—	$836	$(775)

	Agribusiness Segment Information for the Three Months Ended January 31, 2023
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$27,321	$5,648	$—	$—	$3,559	$36,528
Intersegment revenue	—	7,363	(7,363)	—	—	—
Total net revenues	27,321	13,011	(7,363)	—	3,559	36,528
Costs and expenses	32,314	11,353	(7,363)	—	2,802	39,106
Depreciation and amortization	—	—	—	—	—	2,135
Operating income (loss)	$(4,993)	$1,658	$—	$—	$757	$(4,713)

Lemons	Q1 2024	Q1 2023	Lemon Packing	Q1 2024	Q1 2023
United States:			Cartons packed and sold	1,137	1,308
Acres harvested	1,900	3,600	Revenue	$12,308	$13,011
Limoneira cartons sold	185	443	Direct costs	10,718	11,353
Third-party grower cartons sold	952	865	Operating income	$1,590	$1,658
Average price per carton	$21.06	$18.88
			Avocados	Q1 2024	Q1 2023
Chile:			Pounds sold	—	—
Lemon revenue	$1,000	$200	Average price per pound	$—	$—
40-pound carton equivalents	162	184
			Other Agribusiness	Q1 2024	Q1 2023
Other:			Orange cartons sold	80	64
Lemon shipping and handling	$5,600	$5,600	Average price per carton	$14.26	$18.00
Lemon by-product sales	$500	$1,200	Specialty citrus cartons sold	17	54
Brokered lemons and other lemon sales	$1,900	$2,300	Average price per carton	$28.88	$23.09
			Farm management	$2,048	$—
Agribusiness costs and expenses	Q1 2024	Q1 2023
Packing costs	$10,718	$11,353
Harvest costs	1,933	4,078
Growing costs	6,192	7,671
Third-party grower and supplier costs	17,723	15,018
Other costs	804	986
Depreciation and amortization	1,744	2,135
Agribusiness costs and expenses	$39,114	$41,241